    Press Release

UGI Reports Third Quarter Results
August 3, 2022

VALLEY FORGE, PA - UGI Corporation (NYSE: UGI) today reported financial results for the fiscal quarter ended June 30, 2022.

HEADLINES

•Q3 GAAP diluted earnings per share ("EPS") of $(0.03) and adjusted diluted EPS of $0.06 compared to GAAP diluted EPS of $0.71 and adjusted diluted EPS of $0.13 in the prior-year period.
•Year-to-date GAAP diluted EPS of $3.84 and adjusted diluted EPS of $2.90 compared to GAAP diluted EPS of $4.48 and adjusted diluted EPS of $3.30 in the prior-year period.
•Q3 reportable segments earnings before interest expense and income taxes1 ("EBIT") of $100 million compared to $98 million in the prior-year period.
•Strong balance sheet with available liquidity of approximately $2.1 billion as of June 30, 2022.
•Additional strides in our renewables strategy with a commitment to fully fund three projects to produce RNG in South Dakota, with a total investment of ~$70 million.
•Released the fourth annual ESG report entitled, "Transparency, Action and Progress", highlighting our strong progress on all key initiatives.
•On July 28, 2022, UGI Utilities' joint petition for settlement of its gas rate case was approved by a PA Public Utility Commission ("PA PUC") Administrative Law Judge, and is further subject to an order of the PA PUC. Pending approval, the settlement would permit a total of $49.45 million annual distribution rate increase, in two phases, with the first beginning October 29, 2022, and a weather normalization adjustment mechanism.

Roger Perreault, President and Chief Executive Officer of UGI Corporation said, “Commodity price volatility and intensifying inflationary pressures have created an increasingly challenging business environment. Amidst these pressures, UGI delivered reportable segments EBIT of $100 million for the quarter, in comparison to $98 million in the prior-year period. Adjusted diluted EPS for the quarter was $0.06, compared to $0.13 in fiscal 2021, largely due to $0.07 of CARES Act and other tax benefit in the prior fiscal year.

“At the Utilities, we continued to experience strong customer growth and the business is on track to deploy a record level of capital during this fiscal year. We also moved forward with the settlement agreement for our PA gas rate case that was filed in January 2022. Last week, the Administrative Law Judge recommended approval of our settlement to the PA PUC and we expect a final decision by early fall. In Midstream & Marketing, our strategy to build out our natural gas network continued to benefit the business and we experienced a 37% increase in margin for the quarter, when compared to the prior-year period. We also made progress in expanding our renewables footprint, with two previously-announced projects expected to come online this year and a commitment to fund RNG projects in South Dakota. The Global LPG businesses remain focused on efficiency, expense control and margin management. As we announced last quarter, we embarked on a strategic review of UGI International’s energy marketing business and remain open to a range of options, including a sale and wind-down of operations.

“Based on the year-to-date results and expectations for the fourth quarter, UGI now expects to be at the bottom end, or slightly below, its fiscal 2022 adjusted diluted EPS guidance range of $2.90 to $3.002 per share. There is continued economic uncertainty due to persistent inflation, commodity price volatility, customer price sensitivity, and labor shortages. Nevertheless, we believe in the resiliency of our business and are laser-focused on executing our strategy to continue meeting shareholder commitments and long-term financial targets of 6 – 10% EPS growth and 4% dividend growth. This strategy is focused on delivering reliable earnings growth, increasing our focus on renewables and rebalancing our portfolio towards natural gas. We are confident in the strength of our asset quality and have ample liquidity to meet our capital needs.”

KEY DRIVERS OF THIRD QUARTER RESULTS
•AmeriGas: Lower total margin due to 6% decline in retail volume and lower average LPG unit margins
•UGI International: Retail volume down 7% on weather that was 29% warmer than the prior year period; higher LPG unit margins due to margin management efforts
•Midstream & Marketing: Total margin up $24 million (37%), largely reflecting higher capacity management margin resulting from the timing of settlement of storage hedge contracts, increased commodity marketing margin and the incremental earnings from the UGI Moraine East (formerly Stonehenge) acquisition
•Utilities: EBIT up $15 million (60%), largely driven by benefits from the Distribution System Improvement Charge ("DSIC") and growth in residential and large delivery service customers

EARNINGS CALL AND WEBCAST
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss the quarterly earnings and other current activities at 9:00 AM ET on Thursday, August 4, 2022. Interested parties may listen to the audio webcast both live and in replay on the Internet at https://www.ugicorp.com/investors/financial-reports/presentations or by visiting the company website https://www.ugicorp.com and clicking on Investors and then Presentations. A replay of the webcast will be available after the event through to 11:59 PM ET August 3, 2023.

CONTACT INVESTOR RELATIONS
Tel: +1 610-337-1000
Tameka Morris, ext. 6297
Arnab Mukherjee, ext. 7498
Shelly Oates, ext. 3202

ABOUT UGI
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, natural gas utilities in West Virginia, distributes LPG both domestically (through AmeriGas) and internationally (through UGI International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing, including renewable natural gas, in the Mid-Atlantic region of the United States and California, and internationally in France, Belgium, the Netherlands and the UK.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

USE OF NON-GAAP MEASURES
Management uses "adjusted diluted earnings per share," a non-GAAP financial measure, when evaluating UGI's overall performance. Management believes that this non-GAAP measure provides meaningful information to investors about UGI’s performance because it eliminates the impact of (1) gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions and (2) other significant discrete items that can affect the comparison of period-over-period results. Volatility in net income at UGI can occur as a result of gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions but included in earnings in accordance with U.S. generally accepted accounting principles ("GAAP").

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Tables on the last page reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above.

1 Reportable segments' earnings before interest expense and income taxes represents an aggregate of our operating segment level EBIT, as determined in accordance with GAAP.

2 Because we are unable to predict certain potentially material items affecting diluted earnings per share on a GAAP basis, principally mark-to-market gains and losses on commodity and certain foreign currency derivative instruments, we cannot reconcile fiscal year 2022 adjusted diluted earnings per share, a non-GAAP measure, to diluted earnings per share, the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules.

USE OF FORWARD-LOOKING STATEMENTS
This press release contains statements, estimates and projections that are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended). Such statements use forward-looking words such as “believe,” “plan,” “anticipate,” “continue,” “estimate,” “expect,” “may,” or other similar words. These statements discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future. Management believes that these are reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for a more extensive list of factors that could affect results. Among them are adverse weather conditions (including increasingly uncertain weather patterns due to climate change) resulting in reduced demand, and the seasonal nature of our business; cost volatility and availability of all energy products, including propane and other LPG, natural gas, and electricity, as well as the availability of LPG cylinders, and the capacity to transport product to our customers; changes in domestic and foreign laws and regulations, including safety, tax, consumer protection, data privacy, accounting, and environmental matters, such as regulatory responses to climate change; the inability to timely recover costs through utility rate proceedings; increased customer conservation measures due to high energy prices and improvements in energy efficiency and technology resulting in reduced demand; adverse labor relations and our ability to address existing or potential workforce shortages; the impact of pending and future legal or regulatory proceedings, inquiries or investigations; competitive pressures from the same and alternative energy sources; failure to acquire new customers or retain current customers, thereby reducing or limiting any increase in revenues; liability for environmental claims; customer, counterparty, supplier, or vendor defaults; liability for uninsured claims and for claims in excess of insurance coverage, including those for personal injury and property damage arising from explosions, terrorism, natural disasters, pandemics and other catastrophic events that may result from operating hazards and risks incidental to generating and distributing electricity and transporting, storing and distributing natural gas in all forms; transmission or distribution system service interruptions; political, regulatory and economic conditions in the United States, Europe and other foreign countries, including uncertainties related to the military conflict between Russia and Ukraine, and foreign currency exchange rate fluctuations (particularly the euro); capital market conditions, including reduced access to capital markets and interest rate fluctuations; changes in commodity market prices resulting in significantly higher cash collateral requirements; reduced distributions from subsidiaries impacting the ability to pay dividends; the timing of development of Marcellus and Utica Shale gas production; the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our business; our ability to successfully integrate acquired businesses and achieve anticipated synergies; the interruption, disruption, failure, malfunction, or breach of our information technology systems, and those of our third-party vendors or service providers, including due to cyber-attack; the inability to complete pending or future energy infrastructure projects; our ability to achieve the operational benefits and cost efficiencies expected from the completion of pending and future transformation initiatives, including the impact of customer disruptions resulting in potential customer loss due to the transformation activities; uncertainties related to a global pandemic, including the duration and/or impact of the COVID-19 pandemic; the impact of proposed or future tax legislation, including the potential reversal of existing tax legislation that is beneficial to us; and our ability to overcome supply chain issues that may result in delays or shortages in, as well as increased costs of, equipment, materials or other resources that are critical to our business operations.

SEGMENT RESULTS ($ in millions, except where otherwise indicated)

AmeriGas Propane

For the fiscal quarter ended June 30,	2022	2021	Increase (Decrease)
Revenues	$597	$526	$71	13%
Total margin (a)	$227	$259	$(32)	(12)%
Operating and administrative expenses	$204	$212	$(8)	(4)%
Operating (loss) income/(loss) earnings before interest expense and income taxes	$(10)	$11	$(21)	(191)%
Retail gallons sold (millions)	173	184	(11)	(6)%
Heating degree days - % colder than normal (b)	16.5%	2.5%
Capital expenditures	$28	$26	$2	8%
•Temperatures were 22.8% colder than the prior-year period.
•Retail gallons sold decreased 6% largely due to the continued impact of customer service challenges that occurred in fiscal 2021, staffing shortages in key delivery-related positions and increased price sensitivity in the higher commodity cost environment.
•Total margin decreased $32 million compared to the prior-year period primarily due to lower average retail unit margins ($21 million) and lower retail volumes ($13 million).
•Operating and administrative expenses decreased $8 million reflecting lower employee compensation and benefits ($18 million), advertising and vehicle leases. These decreases were partially offset and impacted by the persistent inflationary cost environment as well as increases in bad debt reserves ($4 million), vehicle fuel ($3 million), insurance claims and telecommunication expenses.

UGI International

For the fiscal quarter ended June 30,	2022	2021	Increase (Decrease)
Revenues	$738	$572	$166	29%
Total margin (a)	$194	$217	$(23)	(11)%
Operating and administrative expenses (a)	$143	$144	$(1)	(1)%
Operating income	$22	$40	$(18)	(45)%
Earnings before interest expense and income taxes	$26	$41	$(15)	(37)%
LPG retail gallons sold (millions)	155	166	(11)	(7)%
Heating degree days - % (warmer) colder than normal (b)	(9.1)%	24.4%
Capital expenditures	$25	$21	$4	19%

UGI International base-currency results are translated into U.S. dollars based upon exchange rates experienced during the reporting periods. Differences in these translation rates affect the comparison of line item amounts presented in the table above. The functional currency of a significant portion of our UGI International results is the euro and, to a much lesser extent, the British pound sterling. During the 2022 and 2021 three-month periods, the average unweighted euro-to-dollar translation rates were approximately $1.06 and $1.21, respectively, and the average unweighted British pound sterling-to-dollar translation rates were approximately $1.26 and $1.40, respectively.

•Retail volume decreased 7% primarily due to weather that was 29.3% warmer than the prior-year period, partially offset by the recovery of certain bulk and autogas volumes that were negatively affected by the COVID-19 pandemic.
•Average propane wholesale selling prices in northwest Europe were approximately 65% higher than the prior-year period.
•Total margin decreased $23 million reflecting the translation effects of the weaker foreign currencies (approximately $25 million) and lower retail volume. These impacts were partially offset by higher LPG unit margins.
•Operating and administrative expenses decreased $1 million as the impact of the global inflationary cost environment on the underlying distribution, personnel and maintenance costs was offset by the translation effects of the weaker foreign currencies (approximately $24 million).
•Operating income decreased $18 million due to the impact of the global inflationary cost environment on our operating and administrative expenses.
•Earnings before interest expense and income taxes decreased $15 million compared to the prior-year period due to the lower operating income, partially offset by higher realized gains on foreign currency exchange contracts ($3 million).

Midstream & Marketing

For the fiscal quarter ended June 30,	2022	2021	Increase (Decrease)
Revenues	$525	$261	$264	101%
Total margin (a)	$89	$65	$24	37%
Operating and administrative expenses	$29	$31	$(2)	(6)%
Operating income	$38	$14	$24	171%
Earnings before interest expense and income taxes	$44	$21	$23	110%
Heating degree days - % warmer than normal (b)	(5.2)%	(1.5)%
Capital expenditures	$9	$3	$6	200%

•Temperatures were 5.8% warmer than the prior-year period.
•Total margin increased $24 million due to higher capacity management margins that were largely attributable to the timing of settlement of storage hedge contracts, increased commodity marketing margins, and incremental margin from UGI Moraine East (formerly Stonehenge).
•Operating income increased $24 million reflecting higher total margin.

Utilities

For the fiscal quarter ended June 30,	2022	2021	Increase
Revenues	$274	$181	$93	51%
Total margin (a)	$151	$113	$38	34%
Operating and administrative expenses	$79	$59	$20	34%
Operating income	$38	$24	$14	58%
Earnings before interest expense and income taxes	$40	$25	$15	60%
Gas Utility system throughput - billions of cubic feet
Core market	13	10	3	30%
Total	74	62	12	19%
Gas Utility heating degree days - % (warmer) colder than normal (b)	(3.0)%	5.0%
Capital expenditures	$139	$112	$27	24%

•Gas Utility service territory experienced temperatures that were 11% warmer than the prior-year period.
•Core market and total gas utility volumes increased due to incremental volume from Mountaineer.
•Total margin increased $38 million compared to the prior-year period, primarily reflecting the incremental margin from Mountaineer ($25 million), benefits from the increase in DSIC rates, and growth in residential and large delivery service customers.
•Operating income increased $14 million compared to the prior-year period, largely reflecting the higher total margin, partially offset by higher operating and administrative expenses and higher depreciation expense, both principally due to the incremental expenses attributable to Mountaineer.

(a)Total margin represents total revenue less total cost of sales. In the case of Utilities, total margin is also reduced by certain revenue-related taxes.
(b)Deviation from average heating degree days is determined on a 10-year period utilizing volume-weighted weather data.

REPORT OF EARNINGS – UGI CORPORATION
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2022	2021	2022	2021	2022	2021
Revenues:
AmeriGas Propane	$597	$526	$2,423	$2,132	$2,905	$2,530
UGI International	738	572	3,011	2,106	3,556	2,507
Midstream & Marketing	525	261	1,731	1,086	2,051	1,316
Utilities	274	181	1,400	923	1,556	1,052
Corporate & Other (a)	(101)	(44)	(393)	(238)	(458)	(272)
Total revenues	$2,033	$1,496	$8,172	$6,009	$9,610	$7,133
(Loss) earnings before interest expense and income taxes:
AmeriGas Propane	$(10)	$11	$303	$391	$297	$374
UGI International	26	41	228	326	219	338
Midstream & Marketing	44	21	216	180	226	187
Utilities	40	25	332	245	329	245
Total reportable segments	100	98	1,079	1,142	1,071	1,144
Corporate & Other (a)	(26)	208	282	353	1,094	409
Total earnings before interest expense and income taxes	74	306	1,361	1,495	2,165	1,553
Interest expense:
AmeriGas Propane	(41)	(40)	(120)	(120)	(159)	(160)
UGI International	(7)	(8)	(22)	(21)	(28)	(29)
Midstream & Marketing	(11)	(10)	(31)	(31)	(42)	(39)
Utilities	(15)	(14)	(47)	(42)	(61)	(55)
Corporate & Other, net (a)	(8)	(5)	(25)	(19)	(32)	(25)
Total interest expense	(82)	(77)	(245)	(233)	(322)	(308)
(Loss) income before income taxes	(8)	229	1,116	1,262	1,843	1,245
Income tax expense (b)	1	(79)	(285)	(320)	(487)	(294)
Net (loss) income including noncontrolling interests	(7)	150	831	942	1,356	951
Deduct net income attributable to noncontrolling interests	—	—	(2)	—	(2)	—
Net (loss) income attributable to UGI Corporation	$(7)	$150	$829	$942	$1,354	$951
(Loss) earnings per share attributable to UGI shareholders:
Basic	$(0.03)	$0.72	$3.95	$4.51	$6.45	$4.55
Diluted	$(0.03)	$0.71	$3.84	$4.48	$6.27	$4.53
Weighted Average common shares outstanding (thousands):
Basic	210,190	209,099	209,992	208,934	209,850	208,863
Diluted	210,190	210,851	215,965	210,194	215,967	209,983
Supplemental information:
Net (loss) income attributable to UGI Corporation:
AmeriGas Propane	$(37)	$(20)	$135	$204	$99	$162
UGI International	15	31	161	222	160	258
Midstream & Marketing	23	8	132	107	132	106
Utilities	19	9	216	157	203	146
Total reportable segments	20	28	644	690	594	672
Corporate & Other (a)	(27)	122	185	252	760	279
Total net (loss) income attributable to UGI Corporation	$(7)	$150	$829	$942	$1,354	$951

(a)    Corporate & Other includes specific items attributable to our reportable segments that are not included in profit measures used by our chief operating decision maker in assessing our reportable segments' performance or allocating resources. These specific items are shown in the section titled "Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI

and Adjusted Diluted Earnings Per Share" below. Corporate & Other also includes the elimination of certain intercompany transactions.
(b)    Income tax expense for the nine and twelve months ended June 30, 2021 includes a $23 million income tax benefit from adjustments due to a step-up in tax basis in Italy as a result of Italian tax legislation.

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share

The following tables reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconcile diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to previously:

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2022	2021	2022	2021	2022	2021
Adjusted net income attributable to UGI Corporation (millions):
Net (loss) income attributable to UGI Corporation	$(7)	$150	$829	$942	$1,354	$951
Net gains on commodity derivative instruments not associated with current-period transactions (net of tax of $5, $94, $98, $147, $340 and $176, respectively)	(12)	(231)	(255)	(368)	(888)	(435)
Unrealized (gains) losses on foreign currency derivative instruments (net of tax of $4, $(1), $5, $(2), $9 and $(6), respectively)	(10)	—	(14)	4	(24)	16
Loss on extinguishment of debt (net of tax of $0, $0, $(3), $0, $(3) and $0, respectively)	—	—	8	—	8	—
Acquisition and integration expenses associated with the Mountaineer Acquisition (net of tax of $0, $0, $0, $(1), $(3) and $(1), respectively)	—	1	1	3	8	3
Business transformation expenses (net of tax of $(1), $(6), $(2), $(15), $(14), and $(19), respectively)	1	15	4	42	36	57
Impairments associated with certain equity method investments (net of tax of $(14), $0, $(14), $0, $(14) and $0, respectively)	36	93	36	93	36	93
Impact of change in Italian tax law	—	—	—	(23)	—	(23)
Impairment of customer relationship intangible (net of tax of $0, $0, $0, $0, $(5) and $0, respectively)	—	—	—	—	15	—
Loss on disposal of HVAC (net of tax of $0, $0, $0, $0, $0 and $0, respectively)	—	—	—	—	—	2
Restructuring costs (net of tax of $(1), $0, $(6), $0, $(6) and $0, respectively)	4	—	17	—	17	—
Total adjustments (1)	19	(122)	(203)	(249)	(792)	(287)
Adjusted net income attributable to UGI Corporation	$12	$28	$626	$693	$562	$664

Adjusted diluted earnings per share:
UGI Corporation (loss) earnings per share — diluted (2)	$(0.03)	$0.71	$3.84	$4.48	$6.27	$4.53
Net gains on commodity derivative instruments not associated with current-period transactions	(0.06)	(1.09)	(1.18)	(1.75)	(4.13)	(2.07)
Unrealized (gains) losses on foreign currency derivative instruments	(0.05)	—	(0.06)	0.03	(0.11)	0.09
Loss on extinguishment of debt	—	—	0.03	—	0.04	—
Acquisition and integration expenses associated with the Mountaineer Acquisition	—	—	—	0.01	0.04	0.01
Business transformation expenses	0.01	0.07	0.02	0.20	0.17	0.27
Impairments associated with certain equity method investments	0.17	0.44	0.17	0.44	0.17	0.44
Impact of change in Italian tax law	—	—	—	(0.11)	—	(0.11)
Impairment of customer relationship intangible	—	—	—	—	0.07	—
Restructuring costs	0.02	—	0.08	—	0.08	—
Total adjustments (2)	0.09	(0.58)	(0.94)	(1.18)	(3.67)	(1.37)
Adjusted diluted earnings per share (2)	$0.06	$0.13	$2.90	$3.30	$2.60	$3.16

(1)Income taxes associated with pre-tax adjustments determined using statutory business unit tax rates.
(2)The loss per share for the three months ended June 30, 2022, was determined excluding the effect of 5.67 million dilutive shares as the impact of such shares would have been antidilutive to the net loss for the period. Adjusted earnings per share for the three months ended June 30, 2022 was determined based upon fully dilutive shares of 215.89 million.